Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

Exhibits 5.1 and 23.1

January 29, 2024

Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

Ladies and Gentlemen:

We have acted as special counsel to Visa Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange any and all outstanding shares of Class B-1 common stock, par value $0.0001 per share, of the Company (“Class B-1 common stock”) for a combination of shares of Class B-2 common stock, par value $0.0001 per share, of the Company (“Class B-2 common stock”), shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C common stock”), and, where applicable, cash in lieu of fractional shares, pursuant to the terms and conditions set forth in the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. We refer to the shares of Class B-2 common stock and Class C common stock that are offered in the Exchange Offer as the “Securities.” The Securities are convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) on the terms set forth in the Company’s Eighth Restated Certificate of Incorporation. We refer to the maximum number of shares of Class A common stock that are issuable upon conversion of the Securities as the “Underlying Securities.”

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

1.	The Securities, when issued and delivered in exchange for shares of Class B-1 common stock in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and non-assessable.

2.

The Underlying Securities, when issued upon conversion of the Securities in accordance with the terms of the Company’s Eighth Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended.

We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP